EXHIBIT 99.3

EXECUTIVE OFFICERS AND DIRECTORS OF THE EXPORT IMPORT BANK OF CHINA

The name and citizenship of each director and officer of The Export Import Bank of China are set forth below. The business address of each person listed below is No. 30. Fu Xing Men Nei Street, Xicheng District, Beijing 100031, The People’s Republic of China. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Ding Zhongchi	Chairman of Board of Supervisors	Chinese
Executive Management
Li Ruogu	Chairman & President, The Export Import Bank of China	Chinese
Zhu Hongjie	Vice President, The Export Import Bank of China	Chinese
Liu Liange	Vice President, The Export Import Bank of China	Chinese
Zhu Xinqiang	Vice President, The Export Import Bank of China	Chinese
Gong Jie	Secretary of Discipline Committee, The Export Import Bank of China	Chinese
Sun Ping	Vice President, The Export Import Bank of China	Chinese
Yuan Xingyong	Assistant President, The Export Import Bank of China	Chinese
Zhang Songtao	Member of CPC Committee, The Export Import Bank of China	Chinese

EXECUTIVE OFFICERS AND DIRECTORS OF CAF FIRST LTD

The name and citizenship of each director and officer of CAF First Ltd are set forth below. The business address of each person listed below is Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Zhu Xinqiang	Vice President, The Export-Import Bank of China	Chinese
Lu Yueping	Deputy General Manager, Department of Special Financing Account, The Export-Import Bank of China	Chinese